Exhibit 99.1

Contacts:
	Semitool, Inc.	Pfeiffer High Investor Relations, Inc.
	Larry Viano, Chief Financial Officer	Geoff High
	406.752.2107	303.393.7044
	lviano@semitool.com	www.pfeifferhigh.com

Semitool’s Fiscal Third Quarter Results

Include 33% Sequential Improvement in Bookings

Cash position exceeds $44 million

KALISPELL, MT – July 28, 2009 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its third fiscal quarter ended June 30, 2009.

Third quarter revenue was $31.8 million versus $27.2 million in this year’s second quarter and $67.0 million in the third quarter a year ago. Gross margin was 45 percent as compared with 39 percent in the second quarter and 48 percent in the comparable year-ago quarter. Net loss was $1.6 million, or $0.05 per share, versus a net loss of $4.6 million, or $0.14 per share, in the second quarter and net income of $3.4 million, or $0.11 per share, in last year’s third quarter.

Third quarter bookings were $32.6 million, up 33 percent versus this year’s second quarter. The bookings improvement resulted in a book-to-bill ratio that exceeded one. Deferred revenue at the end of the quarter was $4.4 million and shipping backlog was $45.5 million, combining for a total revenue backlog of $49.9 million. Product shipments during the quarter were $33.7 million.

“Increased demand from the packaging and copper ECD sectors fueled the strong improvement in our third quarter bookings,” said Larry Murphy, president and chief operating officer. “Two foundries in Taiwan ordered several plating tools for advanced packaging applications, and we booked orders from two Asian customers for copper damascene. During the quarter, we also shipped a development tool for advanced copper applications to an Asia-based DRAM manufacturer.”

“We are maintaining the momentum we carried at the end of the third quarter, as bookings are off to a strong start in Q4,” Murphy added. “Our industry’s continued transition to copper, as well as emerging opportunities in markets such as solar, LED and energy storage, has reinforced our confidence in Semitool’s prospects for top-line growth and profitability.”

Larry Viano, chief financial officer, said, “Our cash position at June 30 stood at $44.3 million, up $13 million compared with the end of the second quarter. We also continued to drive down inventories, which were reduced by an additional $8.1 million during the quarter.”

Nine-month results

Through nine months, revenue was $92.0 million versus revenue of $178.5 million in the same period a year ago. Net loss in the nine-month period was $13.7 million, or $0.42 per share, versus net income of $4.8 million, or $0.15 per share, at the nine-month mark last year.

Guidance

Management expects fourth quarter revenue will improve by approximately 25% over the 2009 third quarter, and will be in a range of $40 million to $42 million. Full-year revenue is expected to be in a range of $132 million to $134 million. Fourth quarter earnings per share are expected to be between $0.02 and $0.05, while full-year loss per share is forecasted to be between $0.37 and $0.40. Shipments in the fourth quarter are expected to be in a range of $41 million to $44 million.

Conference Call Information

Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 877-356-3834 (706-679-0445 for international callers) and entering the passcode 19903645. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available until 11:59 p.m. Eastern on July 30, 2009, and can be accessed by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 19903645.

About Semitool, Inc.

Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging and through-silicon via. The Company’s products also are used in solar cell (PV) production applications.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements related to (i) our expectation of additional technology tool sales during the coming quarters and follow-on production orders by the beginning of next year, and (ii) the financial guidance for the fourth quarter of fiscal 2009.   Also, bookings, deferred revenue, shipping backlog, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and subsequent filings with the SEC. Additional technology tool sales and follow-on orders can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, and the world economic slowdown. In addition, many factors can adversely affect cost containment, cash position, balance sheet strength and forecasted financial performance, including cancellations and push-outs, delays in acceptance and payment for shipped tools, unanticipated costs, including restructuring costs in response to world economic conditions, the financial health of our customers and unexpected customer insolvencies, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

###

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$31,763	$66,973	$91,987	$178,523
Cost of sales	17,421	34,871	52,793	92,177
Gross profit	14,342	32,102	39,194	86,346

Operating expenses:
Selling, general and administrative	10,523	19,206	39,701	57,972
Research and development	5,924	7,917	20,101	21,843
Downsizing costs	137	--	2,549	--
Gain on sale of assets	(405)	--	(405)	--
Total operating expenses	16,179	27,123	61,946	79,815

Income (loss) from operations	(1,837)	4,979	(22,752)	6,531
Other income (expense), net	(359)	(274)	(744)	632
Income (loss) before income tax	(2,196)	4,705	(23,496)	7,163
Income tax provision (benefit)	(572)	1,271	(9,846)	2,360

Net income (loss)	$(1,624)	$3,434	$(13,650)	$4,803

Earnings (loss) per share:
Basic	$(0.05)	$0.11	$(0.42)	$0.15
Diluted	$(0.05)	$0.11	$(0.42)	$0.15

Weighted average common shares:
Basic	32,561	32,437	32,551	32,297
Diluted	32,561	32,602	32,551	32,494

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	September 30,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$44,298	$12,441
Marketable securities	--	380
Trade receivables, net	28,201	73,695
Inventories	74,038	88,773
Prepaid expenses and other current assets	27,475	19,018
Total current assets	174,012	194,307
Property, plant and equipment, net	44,603	49,909
Other assets, net	8,054	8,596
Total assets	$226,669	$252,812

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$7,075	$19,007
Note payable to bank	15,000	3,215
Other current liabilities	24,121	36,570
Total current liabilities	46,196	58,792
Long-term liabilities	14,439	15,663
Total liabilities	60,635	74,455

Shareholders’ equity:
Common stock	88,143	87,293
Retained earnings	77,846	91,496
Accumulated other comprehensive income (loss)	45	(432)
Total shareholders’ equity	166,034	178,357
Total liabilities and shareholders’ equity	$226,669	$252,812